FOR IMMEDIATE RELEASE


CHAMPION COMMUNICATION SERVICES, INC. - ANNOUNCES FIRST QUARTER RESULTS

The Woodlands, Texas, May 26, 2004 - CHAMPION Communication Services, Inc. (the "Company") (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today unaudited financial results for the first quarter ended March 31, 2004. All amounts are in U.S. dollars.

The Company reported revenues of $621,000 for the quarter ended March 31, 2004 compared to $817,000 for the quarter ended March 31, 2003. The loss of revenue is a result of churn (the activity of subscriber units added and lost) experienced in the domestic operations.

Cost and expenses remained consistent in the first quarter 2004 compared with 2003 as the majority of these costs are fixed in the form of antenna site rent and maintenance contracts.

Depreciation and amortization for the quarter ended March 31, 2004 was $126,000, compared to $140,000 for the quarter ended March 31, 2003. Depreciation and amortization decreased due to the cost of licenses becoming fully amortized.

General and administrative expenses decreased $54,000 for the three months ended March 31, 2004 as compared with the quarter ended March 31, 2003, the result of discontinuing the spectrum division.

The net loss was $604,000, or $(0.15) per share, for the quarter ended March 31, 2004, compared to a net loss of $316,000, or $(0.08) per share, for the quarter ended March 31, 2003. A federal income tax benefit of $156,000 in 2003 combined with loss of revenues due to churn in 2004 resulted in the increased net loss for the first quarter 2004 as compared with the first quarter 2003. Subscriber unit loading for the first three months of 2004 was 87 compared to 370 units during the first three months ended March 31, 2003.

Albert F. Richmond, Chairman and CEO stated "the Company is negotiating with several cellular and satellite carriers in an effort to provide data and tracking services in any environment. We hope that by the end of the 3rd quarter Champion will be capable of tracking in radio frequency (RF), cellular and by satellite. All of these applications will be seamless when utilizing Champion's server based tracking system."

"Management is also negotiating with our largest antenna site providers in an effort to reduce site rent expenses. Additionally further reduction of staff was enacted during the 1st and 2nd quarters."

CHAMPION is a publicly owned company which trades on the TSX Venture Exchange
(CHP) and U.S. Over the Counter Bulletin Board (CCMS.OB) and is a leader in wireless UHF trunked two-way communications.

As of May 25, 2004 there were 4,088,917 shares of the Company's common stock, $0.01 par value outstanding.

For further information contact:
Mr. Albert F. Richmond, Chief Executive Officer

Telephone:    1-800-614-6500
Fax:          1-281-364-1603


                                 * * * * * * * *


Please note that this press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers; fluctuations in the Company's tower rental expenses; inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.